Exhibit 99.1

Vitacost.com Announces Results for the Third Quarter 2013

220,000 New Customers Added on vitacost.com Website

Company Narrows EBITDA Loss

BOCA RATON, Fla., November 6, 2013 – Vitacost.com, Inc. (NASDAQ:VITC), a leading online retailer of healthy living products, today reported financial results for the third quarter ended September 30, 2013. The Company reported total net sales of $90.5 million for the third quarter of 2013, a 10% increase from total net sales of $82.2 million for the third quarter of 2012. Shipped orders on the Company’s core vitacost.com website increased 8% year-over-year in the third quarter benefiting from the addition of 220,000 new customers.

Gross profit in the third quarter increased 9% year-over-year to $20.6 million, excluding certain items in the year ago period. Non-GAAP adjusted EBITDA was a loss of $1.2 million for the third quarter of 2013, a $1.9 million improvement from the $3.1 million loss posted in the third quarter of 2012. The Company reported an operating loss of $3.6 million in the third quarter of 2013 compared to an operating loss of $5.2 million in the third quarter of 2012.

“During the third quarter, we tested new promotional strategies in order to better balance customer growth and retention with gross margin,” stated Jeffrey Horowitz, Vitacost.com’s Chief Executive Officer. “These efforts had a positive impact, as we reduced our non-GAAP adjusted EBITDA loss by $1.9 million year-over-year, while still growing the top-line double-digits. Going forward, we will continue to adjust our promotional strategy accordingly. We feel very strongly about the value proposition that we offer to customers and the long-term growth prospects of our business and have new marketing initiatives under way to accelerate customer growth in the future.”

Third Quarter Financial Highlights

Customer Acquisition: The Company added 220,000 new customers in the third quarter of 2013 on its vitacost.com website, a decline of 7% year-over-year, primarily related to the modification of the Company’s Refer-A-Friend program in the fourth quarter of 2012. In total, the Company added 312,000 new customers in the third quarter of 2013, a decrease of 2% year-over-year, including results from the Company’s Amazon.com sales channel.

Active Customer Base: The number of active customers from the Company’s vitacost.com website was 1.8 million at the end of the third quarter, up 12% year-over-year. The Company ended the third quarter of 2013 with 2.1 million total active customers, up 6% year-over-year, including results from the Company’s Amazon.com sales channel.

Number of Shipped Orders: The Company shipped 1.2 million orders generated from its vitacost.com website, up 8% year-over-year. The Company shipped 1.3 million total orders in the third quarter of 2013, up 9% year-over-year, including results from the Company’s Amazon.com sales channel.

Average Order Value: The Company’s AOV from its vitacost.com website was $75.44, a 2% year-over-year increase. Total AOV for the third quarter of 2013 was $70.58, an increase of 1% year-over-year, including orders generated from the Company’s Amazon.com sales channel which carries a lower AOV.

Gross Margin: Gross margin was 22.7% in the third quarter of 2013 compared to 22.9% in the third quarter of 2012, excluding certain items.

Fulfillment Expense: Fulfillment expense on a per order shipped basis decreased 13% year-over-year, excluding fees related to the Company’s freight savings program. As a percentage of net sales, fulfillment expense was 8.9% for the third quarter of 2013 compared to 10.3% in the third quarter of 2012. Excluding fees related to the Company’s current freight savings program, which is expected to expire in mid-2014, fulfillment expense as a percentage of net sales was 8.2% in the third quarter of 2013 compared to 9.5% of net sales in the third quarter of 2012.

Sales & Marketing Expense: Sales and marketing expense was $7.5 million or 8.3% of net sales in the third quarter of 2013, compared to $8.0 million or 9.8% of net sales in the third quarter of 2012.

Balance Sheet: The Company had cash and cash equivalents of $19.2 million as of September 30, 2013 as the Company reduced its accounts payable during the quarter.

E-Commerce Metrics

A copy of historical e-commerce metrics is available on the Company's website at http://investor.vitacost.com.

Conference Call Information

The Company will host a conference call to discuss these results and will provide additional comments and details at that time. Participating on the call will be Jeffrey Horowitz, the Company’s Chief Executive Officer and Brian Helman, the Company’s Chief Financial Officer.

The conference call is scheduled to begin today at 10:00 a.m. ET. The call will be broadcast live over the Internet hosted on the Investor Relations section of Vitacost.com's website at http://investor.vitacost.com, and will be archived online through November 20, 2013. In addition, you may dial (877) 705-6003 to listen to the live broadcast.

A telephonic playback will be available from 1:00 p.m. ET, November 6, 2013, through November 20, 2013. Participants can dial (877) 870-5176 to hear the playback. The pass code is 10000491.

About Vitacost.com, Inc.

Vitacost.com, Inc. (Nasdaq:VITC) is a leading online retailer of healthy living products, including dietary supplements such as vitamins, minerals, herbs and other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, pet products, sports nutrition and health foods.  Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com.  Vitacost.com, Inc. strives to offer its customers the broadest selection of healthy living products, while providing superior customer service and timely and accurate delivery.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding the Company’s future growth prospects, the Company’s expectations regarding customer growth and future investments to support growth and drive operational efficiencies, involve known and unknown risks and uncertainties, which may cause the Company’s actual results in current or future periods to differ materially from those anticipated or projected herein. Those risks and uncertainties include, among other things, significant competition in the Company’s industry; unfavorable publicity or consumer perception of the Company’s products on the Internet; the incurrence of material product liability and product recall costs; costs of compliance and the Company’s failure to comply with government regulations; inability to defend intellectual property claims; the Company’s failure to keep pace with the demands of customers for new products; the current global economic climate; disruptions in the Company’s information technology systems, and the lack of long-term experience with human consumption of some of the Company’s products with innovative ingredients. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the full year ended December 31, 2012 and in the Company's subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof.

Discussion of Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP), Vitacost.com uses the non-GAAP measure of adjusted EBITDA, defined as earnings before interest, taxes, depreciation, and amortization of intangible assets. To adjust for the impact of certain matters in 2012 and 2013, the Company has further adjusted its EBITDA calculation to exclude the impact of stock-based compensation expense and expenses from certain legal actions, settlements and related costs, severance costs, and certain other charges and credits. These non-GAAP measures are provided to enhance the user’s overall understanding of the Company’s current financial performance. Management believes that adjusted EBITDA provides useful information to the Company and to investors by excluding certain items that may not be indicative of the Company’s core operating results. However, adjusted EBITDA should not be considered in isolation, or as a substitute for, or as superior to, net income/loss, cash flows, or other consolidated income/loss or cash flow data prepared in accordance with GAAP, or as a measure of the Company’s profitability or liquidity. Although adjusted EBITDA is frequently used as a measure of operating performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Operating income (loss) is the closest financial measure prepared by the Company in accordance with GAAP in terms of comparability to adjusted EBITDA. Attached at the end of this release is a reconciliation of reported operating income (loss) determined under GAAP to the presentation of adjusted EBITDA.

Vitacost.com, Inc.

Consolidated Balance Sheets

(In thousands, except par value)

(Unaudited)

	As of
Assets	September 30, 2013	December 31, 2012
Current Assets
Cash and cash equivalents	$19,230	$32,152
Accounts receivable, net	2,899	2,613
Inventory	41,410	33,319
Prepaid expenses	1,590	1,270
Other receivables	430	2,054
Restricted cash	225	-
Other assets	74	93
Total current assets	65,858	71,501

Property and equipment, net	31,889	33,491

Restricted cash	250	225
Deposits	150	246
Goodwill	2,200	2,200
	2,600	2,671

Total assets	$100,347	$107,663

Liability and Stockholders' Equity
Current Liabilities
Accounts payable	28,862	28,696
Deferred revenue	5,320	5,414
Accrued expenses	7,380	6,545
Total current liabilities	41,562	40,655

Deferred tax liability	389	350
Total liabilities	$41,951	$41,005

Commitments and Contingencies

Stockholders' Equity
Preferred stock, par value $.00001 per share; 25,000 shares authorized; no shares issued and outstanding	-	-
Common stock, par value $.00001 per share; 100,000 shares authorized; 33,643 and 33,500 shares issued and outstanding at September 30, 2013, and December 31, 2012, respectively	-	-
Additional paid-in capital	111,615	109,022
Warrants	4,348	4,262
Accumulated deficit	(57,567)	(46,626)
Total stockholders' equity	58,396	66,658
Total liabilities and stockholders' equity	$100,347	$107,663

Vitacost.com, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share)

(Unaudited)

	Three Months Ended
	September 30, 2013			September 30, 2012
	As		Excluding	As		Excluding
	Reported	Adjustments	Adjustments	Reported	Adjustments	Adjustments

Net Sales	$90,492		$90,492	$82,218		$82,218

Cost of Goods Sold	69,914		69,914	63,453	102	63,351
Gross Profit	20,578		20,578	18,765		18,867

Fulfillment	8,041		8,041	8,476		8,476
Sales & Marketing	7,474		7,474	8,017		8,017
General & Administrative	8,644		8,644	7,478	(89)	7,567
Total Operating Expenses	24,159		24,159	23,971		24,060

Operating Loss	(3,581)		(3,581)	(5,206)		(5,193)

Other Income	28		28	78		78

Loss Before Income Taxes	(3,553)		(3,553)	(5,128)		(5,115)
Income Tax Expense	(13)		(13)	(13)		(13)

Net Loss	$(3,566)		$(3,566)	$(5,141)		$(5,128)

EPS
Basic	$(0.11)		$(0.11)	$(0.15)		$(0.15)
Fully Diluted	$(0.11)		$(0.11)	$(0.15)		$(0.15)

Basic Shares Outstanding	33,630		33,630	33,364		33,364
Fully Diluted Shares Outstanding*	33,630		33,630	33,364		33,364

*The inclusion of common stock equivalents in the calculation of diluted earnings per share during the periods was anti-dilutive

Vitacost.com, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share)

(Unaudited)

	Nine Months Ended
	September 30, 2013			September 30, 2012
	As		Excluding	As		Excluding
	Reported	Adjustments	Adjustments	Reported	Adjustments	Adjustments

Net Sales	$285,482		$285,482	$245,688		$245,688

Cost of Goods Sold	220,575		220,575	188,783	102	188,681
Gross Profit	64,907		64,907	56,905		57,007

Fulfillment	25,616	135	25,481	24,692		24,692
Sales & Marketing	24,500		24,500	25,153		25,153
General & Administrative	25,777		25,777	23,147	480	22,667
Total Operating Expenses	75,893		75,758	72,992		72,512

Operating Loss	(10,986)		(10,851)	(16,087)		(15,505)

Other Income	84		84	129		129

Loss Before Income Taxes	(10,902)		(10,767)	(15,958)		(15,376)
Income Tax Expense	(39)		(39)	(39)		(39)

Net Loss	$(10,941)		$(10,806)	$(15,997)		$(15,415)

EPS
Basic	$(0.33)		$(0.32)	$(0.49)		$(0.48)
Fully Diluted	$(0.33)		$(0.32)	$(0.49)		$(0.48)

Basic Shares Outstanding	33,588		33,588	32,414		32,414
Fully Diluted Shares Outstanding*	33,588		33,588	32,414		32,414

*The inclusion of common stock equivalents in the calculation of diluted earnings per share during the periods was anti-dilutive

Vitacost.com - Supplemental Net Sales Information

($ in 000s)

	Three Months Ended September 30,
	2013	2012
Third-party products	$68,200	$61,492
Proprietary products	18,679	17,846
Freight	3,613	2,880
Net sales	$90,492	$82,218

	Nine Months Ended September 30,
	2013	2012
Third-party products	$216,050	$181,303
Proprietary products	58,167	54,852
Freight	11,265	9,533
Net sales	$285,482	$245,688

Adjusted EBITDA Calculation ($ in 000s)

	Three Months Ended September 30,
	2013	2012
Reported operating loss	$(3,581)	$(5,206)
Depreciation and amortization	1,795	1,622
Stock-based compensation expense	571	469
Adjustments:
- Loss on sale of inventory for manufacturing divestiture		102
- Severance/recruiting for executives		199
- Additional legal/consulting expenses		(289)

Adjusted EBITDA	$(1,215)	$(3,103)

	Nine Months Ended September 30,
	2013	2012
Reported operating loss	$(10,986)	$(16,087)
Depreciation and amortization	5,104	4,764
Stock-based compensation expense	1,886	1,524
Adjustments:
- Loss on sale of inventory for manufacturing divestiture		102
- Severance/recruiting for executives	135	473
- Financing fees		161
- Additional legal/consulting expenses		(153)

Adjusted EBITDA	$(3,861)	$(9,216)

Investor Contact:

Vitacost.com

Kathleen Reed

Director of Investor Relations

561.982.4180

ICR, Inc.

Katie Turner

Managing Director

646.277.1228